CONFIDENTIAL TREATMENT REQUEST BY HAVERTY FURNITURE COMPANIES, INC. PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.  **Confidential portions have been omitted pursuant to the request for confidential treatment.
EXHIBIT 10.1
EXECUTED VERSION
FIRST AMENDMENT TO AMENDED AND RESTATED
RETAILER PROGRAM AGREEMENT
(Haverty Furniture Companies)
THIS FIRST AMENDMENT TO AMENDED AND RESTATED RETAILER PROGRAM AGREEMENT (this "Amendment" or "First Amendment") is entered into as of June 27, 2018, by and between Synchrony Bank ("Bank"), and Haverty Furniture Companies, Inc. ("Retailer").  Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement.

WHEREAS, Bank and Retailer are parties to that certain Amended and Restated Retailer Program Agreement made as of November 5, 2013 (the "Agreement").

WHEREAS, Bank and Retailer desire to amend the Agreement to extend the Term of the Agreement and to address certain other issues set forth below, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

I. AMENDMENTS TO THE AGREEMENT
1.1 Elimination of Credit Review Point.  The parties agree to delete the concept of the Credit Review Point from the Agreement.  Accordingly, Section 5(b) and Section 17(b)(ii), both dealing with the Credit Review Point, are deleted in their entirety, and each marked as "Intentionally Omitted."
1.2 Amendment to Section 6(e).  Effective as of July 1, 2018, Section 6(e) is deleted in its entirety and replaced with the following:

"(e) Without limiting Bank's right to adjust Retailer Fee Percentages (as defined in Section 6(h)) as set forth in Section 6(f), [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], and as of the end of each calendar quarter thereafter, Bank may adjust the Retailer Fee Percentage for each credit-based promotion then offered to Cardholders by Bank based on movements in the Twelve Month LIBOR.  As of the end of each calendar quarter, the Retailer Fee Percentages set forth on Schedule 6 shall be adjusted as follows:  (x) any prior adjustment to such Retailer Fee Percentages pursuant to this Section 6(e) shall be eliminated, and (y) with respect to each such Retailer Fee Percentage, Bank shall adjust (either up or down) such Retailer Fee Percentage by:
(i) in the case of a Retailer Fee Percentage applicable to a "with pay" credit based promotion of less than twelve (12) months in duration, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission];
(ii) in the case of a Retailer Fee Percentage applicable to a "with pay" credit based promotion of twelve (12) months or more in duration, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission];
(iii) in the case of a Retailer Fee Percentage applicable to an "equal pay" credit based promotion of less than thirty-six (36) months in duration, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]
(iv) in the case of a Retailer Fee Percentage applicable to an "equal pay" credit based promotion of thirty-six (36) months or more in duration, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]
(v) in the case of a Retailer Fee Percentage applicable to a "fixed pay" credit based promotion, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]
For purposes of effecting the above calculation, Bank shall establish the Twelve Month LIBOR for any quarter (the "COF Quarter") as of the last business day of the calendar quarter immediately preceding the COF Quarter and shall apply the revised Retailer Fee Percentages resulting from such calculation as of the first day of the second month in the COF Quarter.  If the cost of funds adjustment calculation set forth in this Section 6(e) results in a Retailer Fee Percentage that is less than zero, such Retailer Fee Percentage shall, irrespective of such calculation, be deemed to equal zero and Bank shall have no obligation to rebate any amounts to Retailer in connection with the applicable credit-based promotion related to such Retailer Fee Percentage.  For the avoidance of doubt, (i) the adjustment (either up or down) to any Retailer Fee Percentage pursuant to this Section 6(e) will be in addition to any other prior adjustments (either up or down) made to any Retailer Fee Percentage pursuant to any provision of Section 6, and (ii) no adjustment pursuant to this Section shall eliminate any prior adjustments (either up or down) made to any Retailer Fee Percentage pursuant to any provision of Section 6.
Each adjustment to the Retailer Fee Percentages pursuant to this Section 6(e) shall be applied prospectively only.  [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  For clarification purposes only, examples of the foregoing calculations are set forth on Schedule 6(e).

If at any time the [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], Retailer shall have the right to notify Bank that Retailer wishes to [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

1.3 Amendment to Section 6(h).  Effective as of July 1, 2018, in Section 6(h), the definition of Base Twelve Month LIBOR is hereby deleted in its entirety and replaced with the following: "Base Twelve Month LIBOR" means [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]."
1.4 Amendment to Section 6(i).  Effective as of September 1, 2018, Section 6(i) is deleted in its entirety and replaced with the following:

"(i) Volume Discount.  Each Volume Discount Year (as defined below) Bank will pay to Retailer an amount (each such payment, a "Volume Discount") equal to Net Program Sales for such Volume Discount Year multiplied by [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  As used in this Section 6(i), "Volume Discount Year" means a period of twelve consecutive months, with the first such period beginning [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  Provided that no event has occurred which would allow Bank to terminate the Agreement under Section 17(b) as a result of an ongoing breach of this Agreement by Retailer, Bank will pay any Volume Discount due within thirty (30) days after the end of each Volume Discount Year during the Term.  If the Term ends on a date other than August 31st, the Volume Discount Year will end on the last day of the Term and Bank will pay any amounts due within 30 days after the end of the Term."
1.5 Addition of New Section 6(j).  Effective as of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], the following new Section 6(j) is hereby added to the Agreement:

"(j) Marketing Fund.  For calendar years [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], Bank will allocate to a fund held on the books of Bank (the "Marketing Fund") at the beginning of each calendar year, an amount equal to [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  The Marketing Fund will be used to pay for mutually agreed upon, out of pocket, marketing expenses.  Except for the right to require Bank to make payments from such fund, Retailer will have no right, title or interest in or to the Marketing Fund or in or to any amounts which have been allocated thereto.  Bank will reimburse Retailer for mutually agreed upon, out of pocket, marketing expenses from the Marketing Fund within 30 days after Retailer submits an invoice to Bank that meets Bank's reasonable requirements.   Any amounts previously allocated to the Marketing Fund but not used by Bank as of the earlier of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]."

1.6 Addition of New Section 6(k).  The following new Section 6(k) is hereby added to the Agreement:

"(k) Extension Incentive.  As an incentive for Retailer to enter into the First Amendment, Bank will pay to Retailer, the amount of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] within 30 days after each party executes the First Amendment (the "Extension Incentive")."

1.7 Amendment to Section 17(a).  Section 17(a) is hereby deleted and replaced with the following:

"(a) This Agreement will continue from the Effective Date hereof through February 29, 2024, and may be extended by the mutual written agreement of the parties (such period, and any extensions thereof, the "Term")."
1.8 Amendment to Section 17(c).  Section 17(c) is hereby amended by adding the following to the end of the Section:

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

1.9 Amendment to Schedule 6(a).  Effective as of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], Schedule 6(a) to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule 6(a) attached hereto as Attachment I.

II.  GENERAL
2.1 Authority for Amendment.  Retailer represents and warrants to Bank that the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and upon execution by all parties, will constitute a legal, binding obligation of Retailer.
2.2 Effect of Amendment.  Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect.  The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.
2.3 Binding Effect; Severability.  Each reference herein to a party hereto will be deemed to include its successors and assigns, all of whom will be bound by this Amendment and in whose favor the provisions of this Amendment will inure.  In case any one or more of the provisions contained in this Amendment will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.
2.4 Further Assurances.  The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.
2.5 Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws.
2.6 Counterparts.  This Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.
SYNCHRONY BANK By: /s/ Anthony S. Foster Name: Anthony S. Foster Its: Senior Vice President	HAVERTY FURNITURE COMPANIES, INC. By: /s/ Richard B. Hare Name: Richard B. Hare Its: Executive Vice President and Chief Financial Officer

Attachment 1

 Schedule 6(a)
To Retailer Program Agreement
(Haverty Furniture Companies)

Approved Credit-Based Promotions

A. Non-Promotional Credit Offer:

Retailer Fee Percentage:  [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

B. Credit-Based Promotions:

Standard Retailer Fee Percentages at [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

Promotional Term	Retailer Fee Percentage
	With Pay/Deferred Interest	Equal Pay/No Interest
6 Month	**	**
12 Month	**	**
18 Month	**	**
24 Month	**	**
36 Month	**	**
48 Month	**	**
60 Month	**	**
[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

The Retailer Fee Percentages set forth above are subject to revision as set forth in in Section 6(e) and 6(f).